EXHIBIT 10.88

AGREEMENT
between
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
and
LOCAL UNION NO. 300
INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS

             THIS AGREEMENT, made and entered into this first day of January, 2005 by and between CENTRAL VERMONT PUBLIC SERVICE CORPORATION, its successors or assigns (hereinafter called the Company), and LOCAL UNION NO. 300 of the INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS (hereinafter called the Union). No provisions, terms or obligations contained herein shall be affected, modified, altered or changed in any respect whatsoever by the sale, conveyance, transfer, assignment, consolidation or merger of CVPS' operations covered by the Agreement. CVPS promises that its operations covered by the Agreement shall not be sold, conveyed, transferred or assigned to, or consolidated or merged with, any successor without first securing an enforceable agreement of the successor to assume CVPS' obligation under the Agreement.

             CVPS agrees to notify the Union of any proposed sale, conveyance, assignment, transfer, consolidation or merger which affects the bargaining unit represented by the union within a reasonable time prior to finalization of any agreement between CVPS and the proposed buyer. Upon request, CVPS will provide the Union with all relevant information necessary to enforce this provision of this contract.

             If CVPS (1) fails to timely notify the Union and to provide the relevant information; or (2) fails to secure an enforceable agreement of the successor to assume CVPS' obligations under the Agreement, CVPS shall be liable to the Union for any and all damages sustained by the Union and the bargaining unit employees from such failure.

             WHEREAS, both the Company and the Union desire to establish an effective collective bargaining relationship between them, to provide means for the amicable settlement of grievances and disputes, to fix the wage scale of employees of the Company represented by the Union, to provide reasonable and fair working hours and conditions for such employees, to enable the Company to furnish efficient and high grade service to the public, and to conserve and promote the interest of both the members of the Union and the Company.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed as follows:

ARTICLE 1
RECOGNITION OF THE UNION

             The Company recognizes Local Union No. 300 of the International Brotherhood of Electrical Workers as the sole and exclusive representative of all employees in the Company except executive, administrative, office and clerical, technical, plant department field personnel, sales employees, and all supervisory employees with authority to hire, promote, discharge, discipline or otherwise effect changes in the status of employees, or effectively to recommend such action, for the purpose of collective bargaining with respect to wages, hours of work and conditions of employment affecting all such employees.

             The provisions of this Agreement do not apply to employees excepted from representation or any employees not expressly listed or classified herein.

ARTICLE 2
NO DISCRIMINATION

             The Company, and each of its agents, recognize and will not interfere with the right of employees to become members of the Union, and agree that there shall be no discrimination, interference, restraint or coercion by the Company against any employee because of his membership in the Union.

             Neither the Company nor the Union will, in violation of any state or federal law, discriminate against any employee in the application of the terms of this Agreement because of race, creed, color, national origin, sex, sexual orientation, age, disability or service in the Armed Forces during the Vietnam Era or any disabled veteran. As used in this Agreement personal nouns and pronouns cover both male and female employees.

             The Union agrees not to coerce or intimidate any employee in any manner and during working hours not to solicit any employee for any purpose or transact any Union business except as otherwise provided for in this Agreement.

ARTICLE 3
UNION MEMBERSHIP REQUIREMENTS AND DUES DEDUCTIONS

Section A
             The Company agrees it shall require as a condition of employment that all employees subject to this Agreement shall, after the thirtieth (30th) day following the effective date of this Agreement, become members of the Union and continue as members thereafter while this Agreement is in effect.

Section B
             The Company agrees it shall require as a condition of employment that all new employees hereafter employed by the Company in any class of work to which this Agreement applies shall become members of the Union after the ninetieth (90th) day following the beginning of their employment and shall continue as members thereafter while this Agreement is in effect.

             After an employee is hired by the Company to fill a position within the bargaining unit, the human resource's department will notify the Union Designated Representative of such employment with a copy of said notification sent to the Business Manager of the Union. The new employee's supervisor will ensure that the union representative is introduced to the new employee within a reasonable time frame. Additionally, within the employee's first week of work, the supervisor, or company designee, will have a discussion with the new employee and the union representative.

Section C
             The Company and the Union mutually agree that the foregoing provisions shall in no way affect other terms and conditions of employment applicable to probationary employees.

Section D
             Any employee who has been employed by the Company continuously for a period of ninety (90) days and who is permanently transferred to a class of work which is subject to the Union membership requirement shall become a member of the Union within fifteen (15) days after the effective date of such transfer.

Section E
             Any employee exempted from the Union membership requirement under the provisions of this Article, but who is transferred or demoted while this Agreement is in effect to a class of work which is subject to the Union membership requirement, shall become a member of the Union within fifteen (15) days after the effective date of such transfer or demotion.

             Full-time bargaining unit employees in a crew or District shall not be demoted, laid off or transferred, as a direct result of the assignment of non-bargaining unit employees to bargaining unit work in the crew or District, for a period of eighteen (18) months, subsequent to such assignment.

             A regular bargaining unit employee that is promoted or transferred to a non-bargaining unit job and returns to a bargaining unit job within two (2) years or less, shall be treated as having continuous bargaining unit seniority, as that term is used in Article 6, excluding the time he is out of the bargaining unit. An employee, who returns after two (2) years absence from the bargaining unit, shall be accorded continuous bargaining unit seniority equal to the lesser of his actual bargaining unit seniority, or one (1) day less than that of the most junior first class employee in the crew he is returning to.

Section F
             No new employee will be required as a condition of employment to become a member of the Union until after the ninetieth (90) day following the beginning of their employment or the effective date of this Agreement, whichever is later. Temporary employees shall become members of the Union consistent with the terms of Article 5.

Section G
             Any employee of the Company who at any time while this Agreement is in effect has been performing a class of work which is subject to the Union membership requirement of this Agreement, but who is subsequently transferred or promoted to a class of work which is not subject to the Union membership requirement of this Agreement, shall have the privilege of withdrawing from Union membership, and the Union agrees that such withdrawal shall in no way affect the right of any such employee to assignment thereafter to a class of work in which Union membership is required hereunder as a condition of employment, provided such employee applies for renewal of Union membership and tenders their dues and initiation fee.

             Company retirees who were in Union jobs at retirement remain Union members. If re-employed by the Company for any part of a month, they are expected to authorize a payroll deduction for Union dues. A retiree returning to work will be provided a card by the Company authorizing the Company to deduct from the employee's wages Union membership dues. After a retiree is re-employed by the Company, the human resources' department will notify the Union Designated Representative of such employment with a copy of said notification sent to the Business Manager of the Union. It is understood that it is the Union's responsibility to ensure that the cards authorizing payroll deductions are completed and submitted to the Company.

Section H
             The provisions of this Article shall not apply to anyone exempted from the provisions of this Agreement nor to training students who may be assigned from time to time to any of the departments of the Company.

Section I
             The Company agrees that during the term of this Agreement it will, while the employee remains in the bargaining unit, monthly deduct Union membership dues and fees from the wages of each employee who authorizes it to do so in writing in the form which is attached hereto, marked "Exhibit B" and made a part hereof. The total amount so deducted each month shall be paid upon receipt therefore in the name of the Union to the Financial Secretary of the Union within ten (10) working days next following the date upon which the deduction is made. Such authorization shall be irrevocable for the period of three (3) years or until the termination date of this Agreement, whichever occurs sooner, and shall be automatically renewable for the shorter of like periods unless terminated as provided in said form.

ARTICLE 4
NO STRIKE - NO LOCKOUT

             During the life of this Agreement, the Union agrees that it will not authorize or approve any strike, stoppage or slowdown of work, and the Company agrees that it will not engage in any lockout. During such period the Union agrees that it will not engage in or induce others to engage in any strike, stoppage or slowdown of work. The Union further agrees that it will take every reasonable means which are within its power to induce employees engaged in any strike, stoppage or slowdown of work in violation of this Agreement to cease the same and to promptly resume their work, and that it will post a notice on all the bulletin boards of the Company used for notices to the employees within the bargaining unit, within twenty-four (24) hours after receiving written notification from the Company of such violation, that the action of the employees was not authorized or approved by the Union, and directing the employee to cease any further violation of this Agreement and to promptly resume their work. Except as provided in this paragraph, there shall be no responsibility on the part of the Union, or its officers, representatives or affiliates for any strike or other interruption of work.

             The Union agrees that should there be any strike, stoppage or slowdown of work in violation of this Agreement, the Company has the right to take disciplinary action, including discharge against employees who engage therein, and the action of the Company in disciplining such employees shall not be subject to dispute by the Union or to grievance or arbitration under Articles 27 and 28 of this Agreement.

ARTICLE 5
EMPLOYMENT STATUS

             Each new employee, except newly hired apprentice lineworkers, hired to fill a regular job shall be considered on probation for a period of ninety (90) calendar days. At the end of the ninety days, each new employee including newly hired lineworkers, shall be evaluated by their supervisors. Newly hired apprentice lineworkers shall be considered on probation for a period of one hundred and eighty (180) calendar days.

             A probationary employee shall have no seniority rights during this period but, except where otherwise limited, shall be subject to all other applicable provisions of this Agreement. If retained beyond the probationary period, the employee shall be given the status of a regular employee and seniority shall date from the employee's first day of continuous employment.

             Temporary employees may be hired for periods not to exceed one thousand (1000) hours inclusive of overtime during the calendar year. This includes summer, seasonal temporary employees and students assigned for training purposes. Such employees who do not regularly do bargaining unit work will not be required to become bargaining unit members. However, temporary employees hired to regularly perform bargaining unit work shall be required to join the Union after sixty (60) days. Such employees shall, in all other respects, be treated as temporary employees and, as such, shall have only those rights and benefits accruing to all other temporary employees. Temporary employees as described above are to be treated as probationary employees. If employment is continuous for a period of more than one thousand (1000) hours, inclusive of overtime during the calendar year, they will be given the status of regular employees, and seniority will date from their first day of continuous employment.

             It is agreed that the Company will provide quarterly reports to the Business Manager of the Union listing all temporary employees who are working in jobs normally preformed by bargaining unit members.

             Temporary employees will not be used for planned overtime work unless all qualified Company Bargaining Unit employees in that district are given the opportunity to work on that planned overtime job.

             The progress of a new employee in the Apprentice classification will be appraised by his immediate supervisors at the end of three (3) months. When progress is sufficient for such supervisors to advance such employee from the Apprentice classification to a higher classification, his rate of pay at the time of such advancement shall be increased by an amount equal to one-half the difference between the Apprentice rate and the rate of the next higher classification in the department in which he is serving his apprenticeship. The rate shall continue for a period of three (3) months, at the end of which period he shall be entitled to take an examination for the next higher classification. When the employee has taken and passed such examination he shall receive the full rate of pay of such higher classification. It is mutually understood and agreed that the supervisors will inform the employee and his Unit Chairman of the results of their appraisal at the end of the first three (3) month period. New employees, as a condition of employment, must participate in the Apprenticeship program adopted by the Union and the Company and successfully complete it.

ARTICLE 6
SENIORITY

             Selection of employees for promotion, demotion, or layoff because of reduction in forces shall be based upon the following factors:

  Length of continuous service
  Training
  Ability
  Efficiency
  Physical fitness for the job

             Whenever all other factors are relatively equal, length of continuous service within the bargaining unit shall govern. Bargaining unit seniority is defined as the length of continuous service in a bargaining unit position that is covered by this agreement. Continuous service shall mean uninterrupted employment with the Company or with the Company and its predecessors. Job awarding under the posting and bidding procedure shall be done on the basis of bargaining unit seniority for otherwise relatively equal, qualified employees.

             In the case of layoff for lack of work, department seniority will govern on a last hired in -- first laid off basis, provided that the more senior employee is qualified and willing to relocate at his own expense if necessary. Department is defined as all bargaining unit employees throughout all the districts who are in the same job progression. Department seniority is defined as the length of continuous service within a department. The parties agree that layoffs associated with automated meter reading will be treated as layoffs for lack of work and be governed by this provision.

             During the period of this Agreement no regular employee covered by this Agreement with ten (10) or more years of continuous service shall be laid off because of lack of work. The parties agree that layoffs associated with automated meter reading will be treated as layoffs for lack of work and be governed by this provision.

             Layoffs of less than six (6) months and authorized leaves of absence, including sick or military leave as herein defined, shall not be considered as interrupting continuity of service. Layoffs of six (6) months or more but less than three (3) years shall be deducted from the employee's length of continuous service record. If an employee who is laid off is not rehired within three (3) years, he loses all seniority and takes the status of a new employee if later rehired. The Company shall give two (2) weeks' notice before laying off a regular employee because of a reduction in working forces, and employees shall give the Company two (2) weeks' notice before quitting the employ of the Company.

             No employee shall be laid off for lack of work while the Company is contracting work outside the Company where the employee is qualified to do the work being contracted. The Company shall endeavor to place an employee in another job in the Company prior to layoff.

             When vacancies occur or there is an increase in force after a layoff within any particular department, employees in the department who had been laid off due to a reduction in work forces shall, if then available, be given preference over persons not formerly in the employ of the Company, and with respect to former employees in a particular department, the selection among them shall be based upon the factors set forth in this Article.

             Upon written request of an employee working under this Agreement, the service record of such employee may be checked by the Local Unit Chairman or Shop Steward of the Union.

ARTICLE 7
DISABILITY, RETROGRESSION PAY PLAN

Section 1
             When an employee with fifteen (15) or more years of service with the Company cannot thereafter perform his regular duties due to some physical condition or impairment, the Company shall endeavor to assign him to a work function which he is capable of performing, and the following Compensation Plan shall apply.

Section 2
             Non-Compensable Disability: In the event an employee becomes unable to perform his normal duties, because of a disability for which he is not receiving Worker's Compensation benefits, and if the Company is able to provide him with work which he is capable of performing, he will be assigned to such work. His adjusted pay rate shall be determined by the plan shown below, as to future retrogressions:

  Less than fifteen (15) full years of continuous service at time of retrogression:
    An employee with less than fifteen (15) full years of continuous service with the Company at the time of retrogression shall receive the base rate of-his new job classification.
    The new rate shall become effective at the time of such retrogression.
  Fifteen (15) full years or more of continuous service at time of retrogression:
    An employee with fifteen (15) or more full years of continuous service shall continue to receive a rate of pay equal to the amount being received at the time they were retrogressed and this amount shall remain in effect until the rate of pay for the job the employee is working equals the amount, or becomes greater than the amount, being received by the employee. At that time, the employee will then begin receiving the rate of pay plus all future increases for the job the employee is then working.
    The Company recognizes the value of employees who have experience, but are no longer capable of performing the jobs held prior to being retrogressed. While it is the Company's policy not to upgrade employees, it is agreed that the Company will utilize retrogressed employees in upgraded positions as needed. When these employees are upgraded, they will receive the amount of pay equivalent to the current rate of pay for the position the employee held prior to being retrogressed.
    The rate of retrogressed employee who chooses and is permitted to work beyond age sixty-five (65) because of federal or state law requirements or change in Company policy will upon attainment of his sixty-fifty (65th) birthday be reduced to the base rate, then in effect, of the job to which he has been retrogressed.
    This section shall only apply to those employees who are retrogressed after the signing of this agreement. All employees retrogressed prior to December 31, 2004, shall continue to receive the benefits as outlined in the agreement beginning January 1, 2002.

Section 3
             Compensable Disability: In the event an employee becomes unable to perform his normal duties because of a disability for which he is receiving Worker's Compensation benefits, and if the Company is able to provide him with work which he is capable of performing, he will be assigned to such work. His adjusted pay rate shall be determined as set forth under Section 2 above except that the following shall apply:

    If, at the time of retrogression, the employee is receiving compensation for partial disability, the Company will pay such amounts so that the employee's total compensation from the Company and from such Disability Benefits will equal the adjusted pay rate.
    The date the employee commences work at his lower classification shall be considered as the date of retrogression.

Section 4
             In all computations, only full years of service shall be used.

Section 5
             An employee with fifteen (15) or more full years continuous service receiving an adjusted pay rate under the plan shall hold the title of his new job classification with the word "Special" appended thereto.

Section 6
             The Company in all cases shall consult with such employee's family physician and in the event of disagreement as to the employee's physical condition to perform the work of any particular class, a third provider will make a determination that shall be final. The employee will select the qualified provider from a list provided by the Company.

Section 7
             No change in group insurance classification shall result from such retrogression.

Section 8
             If a wage adjustment is made on a percentage basis, the percentage shall apply to the adjusted pay rate for the job classification held.

Section 9
             An employee transferred to a lower classification under this plan shall be assigned without posting the job after consultation with the Union.

Section 10
             If an employee who is being compensated under the provisions of this plan is again transferred to one or more lower rated classifications, his new adjusted rate upon each such transfer shall be computed as if the employee had been transferred to such lower classification initially, using all factors applicable to the time of the first retrogression. The resultant rate shall be corrected to reflect all wage adjustments which were made in such lower classification since the date of the initial retrogression.

Section 11
             The Company may, at its discretion, withhold the provisions of this plan from employees who also engage in work for other than the Company or its affiliates.

ARTICLE 8
VACANCIES AND PROMOTIONS

Section A
             Whenever a vacancy occurs within the bargaining unit, notice of the vacancy shall be posted on all bulletin boards therein by the Company for a period of eleven (11) working days before it fills the vacancy, to the end that employees desiring to apply for the job may do so, except that the Company may assign anyone to fill a vacancy for a temporary period not exceeding thirty (30) days. Applications for such jobs shall be on forms provided by the Company. A copy of such notice shall be sent promptly to the Secretary of the Union. Rates of pay shall be stated on all notices of jobs posted. If one of the applying employees is accepted to fill the vacancy, his name shall be sent to the Secretary within ten (10) working days after the expiration date of the period for submitting bids, and if such employee is not transferred to the new job within three (3) weeks after he has been notified of his acceptance, he shall be given the rate of pay of the new job for work performed after the expiration of said three (3) week period and will be transferred no later than two (2) months after acceptance or in case of Meter Reader Installer, no later than three (3) months.

             In accordance with previous practice, a vacancy is understood to mean an opening in a crew which is not filled forthwith by promotion of an employee in that crew.

Section B
             When vacancies occur, new departments are started, or new jobs created within the bargaining unit, present employees in the bargaining unit will be given preference if they are qualified to fill such new jobs.

Section C

             If, thirty (30) days after awarding the job under the bidding procedure, an employee is found to be unsuited for the duties of his new position, he shall be returned to his former job without loss of seniority and the Company must re-post the position. If, thirty (30) days after being awarded the job under the bidding procedure, the employee requests to return to his former position, he shall be returned to his former position without loss of seniority. The employee may, within the thirty (30) day period, at his option, waive his right to return to his former position. If the employee exercises his right to return to his former position as described above, the Company need not re-post the position but may, at the Company's option, fill the position with a candidate who had applied previously for that position. The Company may exercise the option not to re-post for the position for a period not to exceed six (6) months after the employee has returned to his former position. Job bids submitted to the Company for a particular position shall remain valid for six (6) months from the date of the original posting.

             An employee who is awarded a job under the bidding procedure will receive the rate of pay for the job when qualified for the position by an exam or by previous experience in the position, subject to the provisions of Article 9. Each regular employee who is promoted to a higher rate job will receive the rate of pay for that job, subject to the provisions of Article 9 hereof.

Section D
             Employees who are required to take an exam in the normal progression within the Department and have the recommendation of their supervisor for the exam, shall be given the exam within thirty (30) days of the employee's request or the employee's date of eligibility whichever is later. If the Company is unable to accommodate the request within the thirty (30) days and the employee subsequently passes the exam related to this specific request, the employee shall be reimbursed as if he had passed the exam on the thirtieth (30th) day from the request.

Section E

             Employees who are required to take exams for change in classification may request a Union representative be present during the exam. This representative shall be mutually agreed to by the Union and the Company.

Section F

             Employees bidding into a lower classification shall not receive a wage reduction until the first test or six (6) months whichever is first.

Section G

             When a Bargaining Unit employee is awarded a job through the bidding procedure and the results of such award causes the employee to relocate or if because of the lack of work a Bargaining Unit employee through department seniority "bumping" causes the employee to relocate, the Company will pay for relocation. This benefit will occur only once for each specific condition listed above during the employee's career with the Company, unless employee has twenty (20) years of service or more, in which event the employee will be entitled to this benefit twice for each specific condition listed above.

             Payments and conditions for such relocation shall be as described in the CVPS Policies and Practices Manual #1966 dated January 2, 2002.

             If the Company requests an employee to relocate, the Company will provide relocation expenses as described in the CVPS Policies and Practices Manual #1966 dated January 2, 2002.

ARTICLE 9
REGULAR EMPLOYEES ON TEMPORARY JOBS

Section A

             Whenever an employee is required to replace, temporarily, another employee in a lower paid job, his regular rate shall not be changed. When an employee is required to replace, temporarily, another employee for a period of one (1) hour or more in a higher paid job, that employee shall receive the higher rate of pay for the entire period of such work, provided that the rate of pay of employees who are subject to the provisions of the last paragraph of Article 5 hereof shall be no more on temporary assignments than it would be were such assignments not temporary.

             Meter Reader Installers that are required to drive Company line digger or bucket trucks during emergency restoration procedures for one (1) hour or more, shall be upgraded to the Groundman Driver Digger Operator rate for all hours worked, subject to the provisions of Policy on Safety, dated December 8, 1981.

Section B

             It will be the policy and practice of the Company not to upgrade employees unless necessary and the Company will conduct its business, to the extent practical, so as to avoid all upgrading.

             A First Class Lineworker that is upgraded to a Chief Lineworker or upgraded to a Foreman or a Chief Lineworker upgraded to a Foreman at the start of a scheduled work day, as defined in Article 12, and continues in that capacity for at least one (1) hour shall continue to be paid at the upgraded rate for the entire eight (8) hour work day. Should the work day continue past the normal eight (8) hours than the higher rate shall be paid until the employee is released for the day or until the end of the 24-hour period whichever occurs first. Once the work day is completed and the employee is released, the employee will be returned to his normal rate of pay. Should the employee be required to return to work after he was released, he shall be paid at his normal rate of pay. Weekend and holiday work is included in this provision if the weekend and holiday work is identical to the normal workday.

Section C

             The practice of four (4) or more man crews requiring a Foreman or temporary Foreman will continue.

ARTICLE 10
SUSPENSIONS, DISCHARGES AND LETTERS OF REPRIMAND

             No employee shall be discharged or suspended without just cause. If an employee is discharged or suspended and if, through the grievance procedure provided in Article 27, it is decided that he was discharged or suspended without just cause, then the Company shall reinstate said employee and pay compensation at the employee's regular rate for all lost time. Any complaint under this paragraph must be filed in writing by the employee discharged or suspended with the President or Vice President of the Company within twenty (20) days after suspension or discharge, or if the employee was incapacitated, then thirty (30) days after he is physically or mentally capacitated for filing such notice. Probationary employees as defined in Article 5 are not subject to the terms of this Article.

             The Company will remove any letters of reprimand from personnel files two (2) years from the date of issue if no additional reprimand has been issued during the two (2) year period for the same cause.

ARTICLE 11
MILITARY SERVICE

             The Company will abide by the laws of the United States with respect to the re-employment of those of its employees who have left or will leave their employment with the Company to enter upon service with the armed forces of the United States. The period of absence from their duties with the Company of those re-employed under this Article shall be computed as part of their total term of service with the Company in determining their seniority. The parties hereto interpret said laws as applying with equal force to all members of said armed forces however they may have become members thereof.

             Any employee called for mandatory tour of military duty, not to exceed fifteen (15) work days, shall be paid the difference, if any, between the employee's basic forty (40) hour regular earnings and the amount the employee receives for such military duty for a period not to exceed fifteen (15) work days in any one Federal fiscal year, which is the period between October 1 of any year and September 30 of the following year.

             The same payment provisions as provided for in the preceding paragraph shall apply for any employee who is a member of the National Guard and who is called out for a National or State emergency except the maximum allowable time under this provision shall be three (3) work days.

ARTICLE 12
WORKING HOURS - OVERTIME

             There shall be maintained a working day of no more than eight (8) hours and a working week of no more than forty (40) hours.

             The normal work day shall be eight (8) consecutive hours between 7:00 a.m. and 5:00 p.m., except for shift workers.

             Shift workers shall work in accordance with schedules posted every three (3) months and arranged by the Company so far as practicable to suit the convenience of a majority of such employees in each station or plant, such schedules to provide for not more than five (5) work days of eight (8) hours each in any calendar week.

             Shift workers shall have two (2) regular consecutive days off in seven (7) days, unless otherwise agreed upon by the employee involved and his immediate supervisor.

             Transportation employees and janitors shall work hours prescribed by schedules arranged by the Company. The normal work week shall not be more than forty (40) hours and the normal work day shall not be more than eight (8) consecutive hours in any twenty-four (24) hours. Sundays and holidays are excluded from the work week.

             The work days shall begin and end at the designated operating headquarters.

             When a station operator is required to work at a station other than that to which he is regularly assigned, and such new assignment increases his regular travel distance, he shall be furnished transportation for such additional travel or be compensated for it at the currently applicable mileage rate of the Company for driving his own car, providing he complies with the rules governing personal use authorizations. Employees required to drive their personal car on Company business shall be compensated at the currently applicable mileage rate.

             One and one-half times the regular straight-time hourly rate shall be paid for all hours worked in excess of eight (8) hours in any one (1) day, and for all hours worked in excess of forty (40) hours in any one (1) calendar week, without duplication. All work performed by an employee outside his regularly scheduled work week shall be paid for at the overtime rate without duplication.

             All Sunday work shall be considered overtime work and shall be paid for at twice the regular straight-time hourly rate except when performed by shift workers whose regularly scheduled hours of work include such Sunday work.

             Planned overtime work on Saturday shall be paid for at one and one-half times the regular straight-time hourly rate for those hours worked between 6:00 A.M. and 4:00 P.M. However, the rate of one and one-half times the regular straight-time shall be paid only for the first eight hours of work during the hours of 6:00 A.M. and 4:00 P.M., for all other hours worked on Saturday twice the regular hourly straight-time rate shall be paid.
For shift workers whose regular days off may not be Saturday and Sunday, the provision of this paragraph shall apply as if their first calendar day off was Saturday and their second calendar day off was Sunday. Control Center shift workers will follow the exception in the next paragraph.

             Control Center shift workers are defined as shift workers, who are regularly scheduled to work all shifts on a rotating basis within a defined period of less than 3 months in the Control Center.

             For Control Center shift workers who are scheduled to work on their first day off or their "Saturday", shall be paid at one and one-half times the regular straight time rate for their first 8 hours, regardless of the shift and will be paid at twice their regular rate for hours worked over 8 hours on their "Saturday" or first calendar day off.

             Shift workers who are required to work on their second consecutive day off shall be paid at twice their regular straight time hourly rate.

             For Control Center shift workers whose schedule requires a back-to-back weekly coverage creating a length of continuous working days over 5, the sixth day shift will be paid at one and one-half times the regular straight time rate. All other hours worked that day shall be paid under the normal work day rules for hours in excess of 8 hours. Continuous days past the sixth day in the new week, shall be considered regular hours.

             Control Center shift workers, who as a condition of their schedule receive one and one-half times the regular straight time rate for a normal work shift, shall receive 401k and pension benefits for hours used to accumulate 40 regular hours in the work week.

             For Control Center shift workers, hours worked with company approval in lieu of posted hours at the request of, or to suit the convenience of the employee, shall not constitute a change of schedule.

             There shall be no pyramiding of regular, overtime, holiday, vacation or other premium pay. In any event, the maximum rate of pay shall not exceed two and one-half times the regular hourly rate of pay except that when an employee is called in to work during his vacation period, he shall receive two (2) times his hourly rate of pay for all hours worked. Any employee that takes a "vacation period" five (5) days, Monday through Friday is paid double time for any work performed Sunday through Saturday. Any employee that takes a "vacation period" of less than five (5) days will be paid double time for work performed during the twenty-four (24) hour calendar day in which the eight (8) hour vacation period was scheduled. A vacation period does not include company or floating holidays.

             Work, including overtime work, except in case of emergency or service interruption, in any specific classification, is to be assigned to those who normally do this work during their regular working hours, and the Company agrees that it will distribute overtime work in a department equally among the employees within that department to the extent practicable.

             When an employee is called out for overtime work, overtime will begin when he is called for duty and he will be given minimum pay equivalent to three (3) hours work at one and one-half times his regular straight-time rate whether or not any work is performed.

             Call outs occurring on holidays or Sundays shall be paid at the larger of the minimum, as described above, or the actual time worked computed at the applicable rate for the time worked. Whenever an employee reports for scheduled overtime work, he will be allowed minimum pay of three (3) hours at one and one-half times his regular straight-time rate whether work is performed or not unless the hours are an extension of the normal work day.

             Substation construction and electrical maintenance employees who, as a requirement of their classification, work on planned overtime, on a regular basis on Sunday shall be compensated two (2) hours at straight-time rates at their specific classification if the planned Sunday overtime work is cancelled, inclement weather excepted, later than 8:00 p.m. of the Friday immediately preceding the Sunday planned overtime work.

             The minimum pay provision of three (3) hours at one and one-half times the regular rate is not applicable to scheduled overtime that is an extension of work either before or after the regularly scheduled work day.

             In order that employees may make plans for their personal activities, the supervisors have been instructed to give notification as far in advance as possible (48 hours as a guideline) when there will be planned overtime work, or when there will be duty away from home overnight.

             The Company will use its best efforts to allow its employees in the Line Department in a District to work on Saturday if line contractors have been working in that District during that calendar week and have been performing work that CVPS lineworkers are qualified to do, providing a suitable crew(s) indicates a desire to do so to the immediate supervisor. If Company line employees from another District are working in that District where line contractors have been working during that calendar week they may also be allowed to work on Saturday, providing a suitable crew(s) indicates a desire to do so to the immediate supervisor.

             This does not imply line employees are entitled to work Saturday if a line contractor has been working on the system in any other District during that calendar week.

             A change of schedule for shift workers may be made by the Company upon forty-eight (48) hours notice, except that in the event of unusual circumstances or mutual consent, shorter notice may be given. If an employee is required to work the new schedule during such notice period, he will be paid during that period at time and one-half for any work performed by him outside of his previously scheduled hours, but any portion of his previous schedule not worked will not be paid for.

ARTICLE 13
ON-CALL
  During the term of this Agreement, those employees who accept on-call assignments shall be paid one hour per day on such assignment. The one hour of pay for such assignment shall be a common rate for all employees and such common rate will be the amount that is the median between a T&D Chief hourly rate and a T&D First Class Lineworker hourly rate. Additionally, employees will be paid at the employees' regular rate for actual work and call outs as established in Article 12 of this Agreement. Such assignments are to be rotated, to the extent practicable, equally among the employees affected.
  The Company will use its best judgment and may combine districts so as to reduce the number of on-call workers required. In the event it cannot fulfill its requirements for on-call coverage, the Company will assign workers as required and rotate the on-call coverage, to the extent practicable equally among the qualified employees in that district.
  It is recognized that it is in the best interest of the Company to utilize the "on-call" worker if there is restoration work before or after the normal workweek hours.
  Therefore, if there is restoration work within that district for that department during normal work week hours that is expected to extend one hour beyond the end of the normal work day, then:
  the "on-call" worker shall be utilized and receive the later calls or;
  If "on-call" worker is not working, they will be called to report to work.

             At sometime no earlier than six months after the signing of this agreement, the parties agree that they will evaluate the above procedure for its effectiveness. Any changes made to the terms of the above procedure must be made with mutual agreement and shall supersede the previous work procedure. If, after an evaluation, no changes are made, then the above procedure will remain in effect for an additional six months.

             Twelve months after this agreement is signed, whether an interim agreement was reached or not, the parties will again negotiate this provision. If no agreement is reached at that time between the parties, this provision (Article 13 Section D) will expire.

  The Company will post on-call schedules at reasonable intervals. Those qualified workers who prefer not to accept such assignments shall so indicate to their supervisors within ten (10) days of such posting. The decision not to accept on-call assignments will remain in effect during the term of the contract unless mutually agreed upon between the employee and his supervisor. However, such decision does not preclude assignments if it's found necessary to do so as described in paragraph two of this Article.

  It is mutually understood that the decision to accept on-call assignments shall be irrevocable during any calendar year of this Agreement.
  In addition to the pay as described above, any employee who accepts on-call assignments for more than ten (10) weeks per calendar year, such weeks defined as seven (7) consecutive days, shall be paid an additional three (3) hours straight time pay. This pay of three (3) hours of straight time shall be paid at the common rate as set forth above, and shall be paid for each additional week of on-call assignments.
  Employees who are on-call on a designated Company holiday as set forth in Article 17 of this Agreement, (except floating holidays), shall be given an additional four (4) hours of vacation time. This four (4) hours of vacation time may be utilized according to the principals in Article 18 of this Agreement.

  Employees who are designated to be on-call on December 25, when it falls on a Saturday, shall be given an additional four (4) hours of vacation time as described in the preceding paragraph.

  If a designated Company holiday, as defined in the preceding paragraph, falls on the on-call change day, both employees will receive the benefit of an additional four (4) hours of vacation time.

ARTICLE 14
SHIFT DIFFERENTIAL

             Shift workers who work the second shift shall be paid a premium of six percent (6%) of the first class power system controller's hourly rate per hour for all hours worked during such second shift. Shift workers who work the third shift shall be paid a premium of six percent (6%) of the first class power system controller's hourly rate per hour for all hours worked during the third shift.

             These shift differentials shall apply only for time actually worked on regularly scheduled shift assignments in the particular plant or district and shall not apply to any benefits paid for time not worked, including holiday pay for hours not worked, sickness and accident benefits, or vacation pay.

             The Union contracts specify that all shift workers are to receive premium pay for all hours worked during the second and third shifts on regularly scheduled shift assignments.

             In order that their pay be calculated at the correct rates, the weekly time sheets for these workers must show the number of hours worked, both regular time and overtime, on either or both the second and third shift.

             The following procedure is suggested:

    The second shift shall be designated as the "2" shift and the third shift designated as the "3" shift.
    All hours not covered by notations will be paid at "1" shift rates.

ARTICLE 15
INCLEMENT WEATHER

             No outside work where employees will be exposed to extremes of weather, except of an emergency nature, shall be performed by the overhead line crews, underground, and maintenance departments during rainy or stormy weather or zero degrees Fahrenheit and below, or ninety degrees Fahrenheit and above.

             For other classifications affected by exposure to the elements (rain and snow, but not extremes of temperature), supervisors will attempt wherever possible to rearrange work schedules or assignments to avoid unreasonable exposure to extremes of weather.

ARTICLE 16
DEATH IN FAMILY

             In the case of death in the immediate family an employee is allowed time off, without loss of pay, for all scheduled work days commencing with the day of death until end of day of the funeral.

             Immediate family includes the following: wife, husband, mother, father, daughter, son, sister, brother, mother-in-law, father-in-law, grandparent, grandchild, sister-in-law, brother-in-law or a person who is actually a member of and living in the employee's household through a tie of obligation or friendship.

             Additional time may be allowed by the department head if travel makes it necessary.

ARTICLE 17
HOLIDAYS

The following days shall be considered holidays:

New Year's Day                                                                 Thanksgiving Day

Washington's Birthday                                                       Day after Thanksgiving

Memorial Day                                                                    Independence Day

Labor Day                                                                          Christmas Day

Last normal working day before Christmas
(4) Floating Holidays

             In order to receive the floating holidays, the time off must be mutually agreed to between the employee and his immediate supervisor.

             When a holiday falls on a normal work day within an employee's vacation period, he will be given another day off or one day's pay in lieu thereof, at the option of the employee.

             An employee whose regular day off falls on a holiday shall not be entitled to an additional day off.

             All regular employees covered by this Agreement shall receive straight-time pay for the foregoing holidays whether or not they fall within their regular work week.

             All regular employees who are assigned to work on holidays shall receive, in addition to the holiday pay above provided, one and one-half times the regular hourly rates of pay for hours actually worked within their normal working day, and two and one-half times the regular hourly rates of pay for hours actually worked outside their normal working day. However, an employee may elect to be paid at one and one-half times the regular rate of pay and receive for each working hour an additional hour of vacation in lieu of holiday pay which may be used according to the principles in Article 18 of this Agreement. There will be no splitting of hours under this option. If an employee takes this election, any hours worked over eight hours will be paid at two and one-half the regular rates of pay. This benefit shall be applied to December 25th. Should an employee not make this election, that employee shall be paid as described above.

             It is provided, however, that shift workers, a major portion of whose regularly scheduled work day falls in an overtime day, shall be paid for such work as though all of it fell in the overtime day; and shift workers, a minor portion of whose regularly scheduled work day falls in an overtime day, shall be paid for such work day as though none of it fell in the overtime day.

             Employees who are classified as shift workers and who as a condition of employment are required to cover work shifts seven (7) days per week, twenty-four (24) hours per day for 33% of the year or more, shall be granted one (1) floating holiday associated with such work requirement to be taken prior to December 31 contingent upon mutual agreement between the employee and his immediate supervisor.

             If a Company celebrated holiday falls on a Saturday, it will be celebrated on and all holiday benefits will be applied to the Friday before.

             If the holiday falls on Sunday, it will be celebrated on and all holiday benefits applied to the Monday after.

New regular employees will earn Floating Holidays prorated based on date of hire:

January 1 thru February - 4 Floating Holidays
March 1 thru June - 3 Floating Holidays
July 1 thru October - 2 Floating Holiday
November 1 thru December - 0 Floating Holidays

             Any employee whose regular work day falls on Easter Sunday shall be compensated at double time.

ARTICLE 18
VACATIONS

             Regular employees will be allowed the following vacation periods annually with pay at regular straight-time rates:

Section A
             Newly hired regular employees will begin to earn vacation after four (4) months of employment. During the calendar year in which the employee is hired, he will be entitled to one (1) day for each month of employment (or major fraction thereof) after the initial four (4) months. (For example, an employee hired on April 10 will be eligible for five (5) days vacation for that year. An employee hired on April 20 will be eligible for four (4) days, etc.).

             All regular employees who will have completed one (1) year or more but less than five (5) years of continuous service on the anniversary date of their employment will be granted two (2) weeks vacation during that calendar year, for which eighty (80) hours vacation pay at regular straight-time rates will be allowed. All regular employees who will have completed five (5) years or more but less than ten (10) years of continuous service on the anniversary date of their employment will be granted three (3) weeks vacation during that calendar year for which one hundred twenty (120) hours vacation pay at regular straight-time rates will be allowed.

             All regular employees who will have completed ten (10) years or more but less than twenty (20) years of continuous service on the anniversary date of their employment will be granted four (4) weeks vacation during that calendar year for which one hundred sixty (160) hours vacation pay at regular straight-time rates will be allowed.

             All regular employees who will have completed twenty (20) years or more of continuous service on the anniversary date of their employment will be granted five (5) weeks vacation during that calendar year, for which two hundred (200) hours vacation pay at regular straight-time rates will be allowed.

Section B
             During any calendar year any employee who is entitled to four (4) weeks of vacation may elect to accept up to two (2) week's pay figured at forty (40) hours times his regular straight-time hourly rate of pay in lieu of taking his fourth and fifth weeks of vacation. Notice of such election shall be given the Company at any time prior to the time such fourth week of vacation might be scheduled and payment shall be made by the Company on any date selected by such employee upon giving the Company one (1) week's notice.

Section C
             Vacations shall not be cumulative from year to year and shall be taken during each calendar year at times appointed by the Company after considerations of requirements of the Company's business, employees' preferences, and preferential rights of employees with the longest length of service. Employees with ten (10) years of service or more, will automatically carry over up to one (1) week of the accrued unused vacation into the next calendar year. One (1) of the three (3) weeks, two (2) of the four (4) weeks, and three (3) of the five (5) weeks of vacation for those employees who are eligible may be scheduled at any time during the service year and need not be consecutive with the other two (2) weeks, and seniority rights need not be given consideration in scheduling the third, fourth, and fifth weeks of vacation except as between two (2) or more employees who are entitled to a third, fourth or fifth week.

Section D
             To the extent practicable, supervisors may allow employees to take more than two (2) weeks between June 1 and November 1. Those employees entitled to five (5) weeks of vacation shall take at least one (1) week prior to June 1.

             Supervisors will use their best efforts to allow the number of employees off from a given department or crew, during the vacation period, that is consistent with efficient operation of the department or crew involved.

             Employees should be requested to schedule their vacation as far in advance as possible. Scheduling well in advance is their best way of obtaining the vacation periods they most desire.

             It may be necessary during busy seasons, or during favorite vacation periods such as deer season, Christmas, etc., to limit the number of employees on vacation at any one time so that adequate crew coverage is maintained.

             Employees who are discharged for reasons other than lack of work shall not be entitled to a vacation or to vacation pay.

ARTICLE 19
REST PERIOD

             Employees who work overtime between 10:00 P.M. and 5:00 A.M. will be entitled to one hour rest time during the normal work hours for each hour worked (in minimum half hour increments). If an employee earns seven (7) hours of rest time due to work performed between 10:00 P.M. and 5:00 A.M., he shall be given eight (8) hours of rest time.

             Employees who worked together may, by mutual agreement, take their rest time at the end rather than the beginning of the normal workday. If employees working together cannot mutually agree when to take their rest time, then the rest time shall be taken at the beginning of the work day unless approval for taking the rest time separately is given by the employees' supervisor or central scheduling.

             When an employee has earned rest time, it will be taken, unless management requests that work be performed in lieu of the rest time and the employee agrees. In this situation, the employee will be paid for the rest time worked at their normal hourly rate plus one-half times that rate (rate applied to rest time during normal work day).

             Employee shall suffer no loss of pay for rest time involved.

             The normal work day, any hours worked outside the normal work day, rest time, and any break of less than two (2) hours shall count for purposes of accumulating fifteen (15) consecutive hours. After fifteen (15) consecutive hours of work, inclusive of meal periods, twice the regular straight-time rates will apply. This rate shall continue until released from duty for ten consecutive hours.

             Voluntary return by an employee shall be construed as if that employee had fulfilled the ten (10) consecutive hours.

             Time shall continue to be counted until the employee has been relieved from work for a period of at least two (2) consecutive hours exclusive of rest time without a request from the Company to return to work. Following any such two (2) consecutive hour period, the accumulated hours will return to zero (0).

             Time worked under this provision will be computed from the time of receipt of each call out, and unless the time extends into the employee's scheduled work time, until employee returns to operating headquarters and goes out of service. There will be no pay for time not actually worked under this provision. If the employee is entitled to a meal, the company will pay the meal allowance but not the time to consume it.

ARTICLE 20
SICKNESS AND ACCIDENT BENEFITS

             Employees who have been employed by the Company continuously for a period of six (6) months shall be entitled to the following benefits when sick: up to four (4) weeks' straight-time pay, and there afterward sixty percent (60%) pay at straight-time rates upon the basis of one (1) month for each year of continuous service for each non-related sickness. Employees who have not used sick time for one calendar year gain an additional week of straight-time pay (instead of sixty percent (60%) pay) at straight-time rates. This will accumulate up to an additional three months at one hundred percent (100%) instead of sixty percent (60%) during an employee's career. The benefit will be earned on a quarterly basis. Once earned the increased benefit will stay with the employee for the duration of his employment. Provisions of Long Term Disability insurance shall only be available to employees subsequent to the full utilization of all sick pay benefits provided for in this Article.

             Regular employees with fifteen (15) years or more service who become disabled, and who for the five (5) calendar years immediately preceding their disability experienced absence due to sickness less than the Company average for those five (5) years, shall receive an additional month at full pay prior to going to the sixty percent (60%) associated with a normal disability.

             Employees, while receiving Worker's Compensation payments following industrial accidents arising out of and in the course of their employment with this Company will be allowed, in addition thereto, the difference between such payments and the amounts they would have received under the above sick benefit provision after the first week of sickness if their disabilities had resulted from sickness instead of industrial accidents. They shall also receive one (1) week's straight-time pay for the first week following the date of the accident. Notwithstanding the foregoing, where, in the opinion of the Company, industrial accidents arise out of or are contributed to by negligence of the injured parties, it may withhold the benefit of the provisions of this paragraph in whole or in part.

             If, in the opinion of the Company, for any reason any case is deserving of special treatment, the Company may make, but cannot be required to make, payments of compensation in excess of those provided for in this Article.

ARTICLE 21
HEALTH AND WELFARE BENEFITS

             Unless changed by mutual agreement, the Medical Plans (EPP and PPO), Dental Plan and all other employee benefit programs shall remain in effect for the duration of the Agreement.

             It is understood and agreed that employees shall pay weekly pre-tax premiums of $40 effective January 2, 2005, $46 effective January 1, 2006, $52 effective December 31, 2006 and $59 effective December 30, 2007 for the above Medical Plans for individual employees, their spouses and qualified dependents.

             In addition to the Medical Plans outlined above, Union employees may also choose to participate in the PPO2 plan offered. Union employees who choose to participate in the PPO2 plan, shall pay weekly pre-tax premiums of $21 effective January 2, 2005, $24 effective January 1, 2006, $27 effective December 31, 2006 and $30.50 effective December 30, 2007.

             If an employee can prove they and their dependents are covered under their spouse's health care plan, that employee may choose to 'opt-out' of the Company's medical plan and receive $15/week (taxable) and pay no premiums. The employee must prove coverage annually. Employees may opt back into the plan at any time, given a change in family status, with written notice to the Company. An employee must opt back into the CVPS plan if not covered under their spouse's plan. CVPS employees who are eligible to and do 'opt-out,' may elect to continue with the Company dental program at the weekly rate of $2.20. If both spouses are employed at CVPS, the one who was hired first will be the insured and pay the premiums, these employees are not eligible for the 'opt-out' premium, nor are they permitted to stack their dental coverage.

             Sickness and accident benefits, including those under the Medical and the Dental Plans, vacation benefits, and holiday benefits shall all be without duplication of each other.

             It has been the Company's goal to promote the health and wellness of its employees. In order to include the union in meeting this goal, the Company agrees to have a Rutland based union selected employee actively participate in the Company's wellness planning group.

             The Company agrees that the present pension plan will remain in effect during the life of this Agreement unless changed by mutual agreement.

ARTICLE 22
MEALS*

             An employee who is called out for work before the scheduled work day or shift will be entitled to a breakfast and lunch allowance providing time has not permitted him to obtain a meal at home before the call out. If an employee is required to report to work, on a prearranged basis, one and one-half hours before the regular starting time of the normal work day, the employee is entitled to a breakfast allowance. The Company shall also allow a dinner allowance if the employee is required to work one (1) hour beyond his normal work day, provided that this hour extends the work day beyond 5:30 P.M.

             Transportation employees and all shift workers working the second or third shift and that are required to work one hour beyond the end of their scheduled shift will be provided a dinner allowance.

             If a meal allowance is given in the above listed circumstances, the employee shall be given a reasonable amount of time in which to consume a meal.

             Any employee who is required to work and is not provided the opportunity for a meal between the hours of 11:00 A.M. and 2:00 P.M. shall be granted a lunch allowance.

             The scheduled meal allowance is as follows: Breakfast, ten dollars ($10); Lunch, fifteen dollars ($15); and Dinner, thirty-five dollars ($35).

             During extended outage and emergency situations, the Company may at its discretion, cancel the above meal allowance. During these cases, transportation will be furnished when required to and from a nearby place where employees can be provided with suitable quarters for eating their meal without lost time or cost to employees.

             Where necessary for employees to work outside the area of their permanent operation headquarters on an overnight assignment, the Company will pay actual living and travel expenses.

             When an employee is working late in the evening for any planned overtime work such as weekends or nights, we should not pay for time to consume a meal.

              For unscheduled work performed on weekends, holidays, and shift workers' scheduled time-off, the following meal provisions shall be applied:

             Breakfast: Any employee who is called out for work and works at least one hour between the hours of 6:00 A.M. and 9:00 A.M. shall be granted a breakfast allowance.

             Lunch (outside regular work hours): Any employee who is called out for work and works at least one hour between the hours of 11:00 A.M. and 2:00 P.M. shall be granted a lunch allowance.

             Dinner: Any employee who is called out for work and works at least one hour between the hours of 5:00 P.M. and 7:00 P.M. shall be granted a dinner allowance.

             On emergency overtime work which has gone on for several hours, or has gone by a meal hour, we are not to quibble over stopping to eat. For example, if the emergency is still on or is apt to continue after a short breather, then the man should get his meal allowance as provided above and the time it takes to eat a meal which we expect would be less than one half hour.

See Memorandum of Understanding for additional meal provision.

ARTICLE 23
SAFETY

             The Company shall make reasonable provision for the safety and health of its employees during the hours of their employment. The Union agrees that members will observe all safety rules. Present policy of the Company in providing protective wearing apparel and devices will be continued.

             Representatives of the Company and the Union shall meet from time to time at the request of either party to discuss such regulations.

             All aspects of "Gloving 12.5 kV Procedure" shall be mutually agreed to by the Company and the Union.

             It is a condition of employment that employees observe and adhere to the formal Safety Rules adopted by the Company.

             If a qualified employee encounters a job which, because of the circumstances surrounding the job, cannot, in the qualified employee's judgment, be safely performed as instructed, he should immediately review the situation with his supervisor. If this is not practical, the employee in charge of the job shall be fully responsible for taking whatever safety precautions may be required.

             Employees are expected to work safely and to take precautions to protect themselves and other employees at all times, as it is impractical to cover all situations in a formal Safety Manual.

             The Company will review at reasonable intervals its present practice relating to periodic crew meetings and in areas where meetings are not being held, implement a procedure to see that they are held. It is intended this will occur on a monthly basis.

             Under normal conditions, Company line employees will not be required to work with contract line crews. However, if it is necessary to employ contact crews in conjunction with regular employees on specific jobs, the contractor shall observe Company safety rules then in effect.

ARTICLE 24
TOOLS AND CLOTHING

             The Company will continue its present policy on tools. In addition, electrical maintenance and construction department electricians' tools that are commonly used by everyone within that department, and specialty tools that are not common to that craft or a classification, will be purchased and paid for by the Company.

             The Company will provide insurance for garage employees' personal tools while such tools are on Company property.

             Hydro Maintenance Department employees, hydro station operators and other hydro employees that are required to work inside pipelines as a condition of employment, and are on the payroll as of June 1 of each year shall be given a two hundred and fifty dollar ($250) clothing allowance. This two hundred and fifty dollar ($250) payment will be discontinued for those employees the Company is providing uniforms for and reinstated should this practice be discontinued. These employees may elect either the payment or uniforms. The employee's election will remain in effect for a minimum of one year. The Hydro Department will provide payroll a list of recipients of this payment no later than May 1 of each year. This allowance is to be paid to the affected employees each year for the pay period that includes June 1.

ARTICLE 25
UNION BUSINESS

             Employees attending a meeting with the President or other officers or agents of the Company on Union business shall not lose pay as a result of such attendance.

             The Company will grant a leave of absence for a maximum of three (3) years, upon request by the Union, to one (1) bargaining unit employee who has been duly elected or appointed to a full time Union position.

             Such request shall not be denied by the Company unless the Company is unreasonably affected. Arrangements for the extension of benefits, if any, seniority, and other matters incidental to the leave of absence shall be arranged between the Union and the Company.

             It is understood that the Local Union shall make arrangements for, and pay for, any cost associated with any employee benefits continued for the benefit of the employee being on leave of absence.

             When a member of the Union is delegated or elected to transact business or matters pertaining to the Union locally or nationally, he shall be granted such leave of absence without pay as may be necessary, provided such leave of absence shall not exceed one (1) week and provided that same can be given without unreasonable interference with the conduct of the Company's business.

             During the contract labor negotiations, all employees elected by the Union to participate in the bargaining sessions shall be relieved of their normal duties during such bargaining sessions, and employees working the second shift shall be relieved of their duties on the day the bargaining session takes place; employees working on the third shift shall be relieved of their duties on the same day as the bargaining session. This is understood to apply to not more than one (1) shift worker from each department.

ARTICLE 26
TRANSPORTATION: HOLIDAYS, SCHEDULES, CONTRACTORS, VEHICLES, MECHANICS' TOOLS

             A regular Transportation employee whose regular work week is Tuesday through Saturday shall have Tuesday off if the holiday is observed on Monday, and this Tuesday shall be considered their holiday and holiday provision shall apply for Tuesday for these specific employees instead of Monday.

             For purposes of this Agreement, Transportation employees with a Tuesday through Saturday schedule shall consider Sunday their double-time day.

             Transportation vehicles will normally be operated by the regular operators, if available.

             Transportation employees will be given the opportunity to work overtime to do mechanical work they normally do on Company vehicles before it is contracted.

             Transportation employees that are required to furnish their own tools will be allowed a four hundred twenty-five dollar ($425) tool reimbursement the first year of this agreement. This reimbursement will be for tools required to fulfill the Transportation employee's position. The Transportation employee will be required to provide the transportation supervisor with a receipt for the purchased tool. The second year of this agreement the reimbursement will be increased to four hundred and seventy-five dollars ($475). The third year of this agreement the reimbursement will be increased to five hundred and twenty- five dollars ($525).

             Transportation Employees that are on the payroll June 1 of each year and that perform mechanic type work as part of their job requirement will be given a seventy-five dollar ($75) clothing allowance each year to be paid to the affected employees for the pay period that includes June 1. The seventy-five dollar ($75) payment will be discontinued for those employees the Company is providing uniforms for and reinstated should this practice be discontinued.

ARTICLE 27
GRIEVANCES

             The Union agrees that its representatives will cooperate with the Company in the handling of grievances in order that there will be minimum interference with the normal operations of the Company. During the term of this contract any grievance or misunderstandings between the Company and the Union regarding the wages, hours, or working conditions of employees represented by the Union shall be handled as follows:

Step One:              The grievance shall be presented at this level to the aggrieved employee's immediate non-union supervisor within five (5) work days after the occurrence giving rise to the grievance. The aggrieved employee, the shop steward and the immediate supervisor will discuss and attempt to adjust the matter.

Step Two:              If no settlement is reached at Step One, the grievance shall be reduced to writing and presented to the local Department Head within five (5) work days after the Company's response at Step One. The aggrieved employee, the Union Representative and the local Department Head will meet to discuss the grievance within five (5) work days after the receipt of the written grievance. The Company shall respond in writing with its decision within five (5) work days subsequent to the meeting of Step Two.

Step Three:              If the Company's response at Step Two is unsatisfactory to the grievant, the grievance shall be presented to the President or a Corporate Staff member of the Company within five (5) work days following the receipt of the Step Two decision. The aggrieved employee, the District Representative of the IBEW, the Shop Steward and the President or Staff Member of the Company will meet to discuss the grievance within thirty (30) days after the receipt of the grievance at Step Three. At this step in the procedure, there also may be present an International Representative of the Union in an advisory capacity to the Local Union. Notice of the Company response at Step Three will be sent to the aggrieved party, the steward and the IBEW representative. If a settlement of the grievance is not reached within ten (10) days of the conclusion of Step 3, then the grievance may be submitted to non-binding mediation pursuant to following provisions or to arbitration in accordance with Article 28. When a grievance is reduced to writing, it shall contain:

    A statement of the grievance and all the facts and chronology upon which it is based.
    The remedy or correction which is desired to be made.
    The section or sections of this Agreement that may have been violated. Failure to abide by the time restrictions of this Article shall preclude any subsequent filing or processing of the grievance by the grievant or Union.

Mediation - The grievant and the Company by mutual agreement may submit the matter to mediation following the conclusion of Step 3. If mediation is selected and both parties agree to participate in mediation, the time limitation of ten (10) days for arbitration filing is suspended. However, should mediation be unsuccessful then either the grievant or the Company may file for arbitration within ten (10) days of the conclusion of mediation. It is the intent of both the Company and the IBEW that mediation be as flexible as follows. However, it is agreed that the following shall apply to mediation procedures:

    The grievant has the right to be present during the mediation conference.
    Any written material provided to the mediator shall be returned to the party presenting the materials at the termination of the mediation conference. The mediator may, however, retain a copy of the written grievance to be used for other purposes.
    Proceedings before the mediator shall be informal in nature and no record of the mediation conference shall be made.
    The mediator has the right to meet separately with any person or persons during the mediation process but does not have the authority to compel a resolution of a grievance.
    The mediator shall state the grounds of his or her advisory decision.
    If no settlement is reached at mediation, the parties are fee to arbitrate.

ARTICLE 28
ARBITRATION

             Except as provided in Article 27, should any labor dispute, controversy, grievance or difference arise between the Company and the Union as to the meaning, application or operation of any provisions of this Agreement, or as to working conditions,, which cannot be mutually adjusted in the manner hereinbefore provided, such dispute, controversy, grievance or difference shall be submitted at the request of either party, to arbitration. Such request shall be made in writing claiming arbitration, stating the subject matter of the grievance, and submitted to an arbitrator selected mutually from a group of American Arbitration Association arbitrators. In the event a selection is not made within ten (10) days, the American Arbitration Association shall select the arbitrator.

  If no such notice is given within fifteen (15) days subsequent to the Step Three meeting, the grievance shall be deemed abandoned.
  Upon demand for arbitration, the Union will request lists from the American Arbitration Association and selections shall be made in accordance with the rules of the Association.
  Hearing and post-hearing activities shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association.
  The arbitrator's decision shall be final and binding on the parties. The arbitrator shall have no power to add to, subtract from or modify any of the terms of this Agreement or pass upon or decide any question except the grievance submitted to him under this Article.
  Decisions of the arbitrator shall be rendered, in writing, within thirty (30) days after the parties have been fully heard.
  Nothing herein shall prevent the Union and the Company from settling any grievance in respect to which arbitration has been claimed at any time up to final decision by the arbitrator, and in such event, prompt notice of such settlement shall be given in writing to the arbitrator.
  There shall be no obligation to arbitrate a change in the terms of this Agreement.
  Both parties shall bear and pay equally the arbitrator's fees and expenses in the general costs of arbitration.

ARTICLE 29
MANAGEMENT

             The right to hire, reassign, transfer, promote, demote, lay off and discharge employees for just and lawful cause, and the disposition, management and number of the working forces shall vest solely and exclusively in the Company; subject, however, to the grievance procedure as provided in Article 27 hereof.

             It is agreed that these enumerations of Management's prerogatives shall not be deemed to exclude other prerogatives not enumerated.

ARTICLE 30
401(K) BENEFITS

             The Company and the Union incorporate by reference into this Agreement the rights, privileges and benefits applicable under the Central Vermont Public Service Corporation 401(k) Plan as amended from time to time hereafter.

             The Company match will increase from the current rate of 4% to 4.25% beginning on January 1, 2007.

ARTICLE 31
WAGES

             Employees' wage rates, subject to the provisions of Article 5 hereof, shall be as specified in Exhibit "A" attached, during the period of January 2, 2005 through December 31, 2008 inclusive and for such further time as this Agreement may be in effect.

             Whenever employees are assigned to work for utility companies operating in areas outside the borders of the state of Vermont their hourly rates of pay, as specified in the attached Exhibit "A" hereto, shall be increased by ten (10) percent or they shall be paid the hourly rates of pay for their job classifications as are then in effect in the utility company in whose area they are working, whichever is greater.

             All provisions of this Contract will apply to employees working for other utilities as if the employees were working for the Company.

ARTICLE 32
TERM

             This Agreement, when signed by the Company and the Local Union or their authorized representatives, and approved by the International Office of the Union, takes effect as of January 1, 2005 and continues in effect through December 31, 2008, and from year-to-year thereafter, unless either party shall submit to the other in writing at least sixty (60) days prior to the expiration of the Agreement, notice of their desire to terminate or to effect changes in this Agreement. If notice to effect changes in the Agreement be given, the nature of the changes desired shall be specified in the notice.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

BY:    /s/ Joseph M. Kraus
Date:    December 29, 2004
             Joseph M. Kraus
             Sr. Vice President, Engineering and Operations

LOCAL UNION NO. 300
INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS

BY:    /s/ Timothy J. Watkins
Date:    December 29, 2004
             Timothy J. Watkins
             Business Manager/Financial Secretary

EXHIBIT A

		3.50%		3.50%	3.50%	3.50%

	Job	Effective		Effective	Effective	Effective
Classification	Code	1/2/2005		1/1/2006	12/31/2006	12/30/2007

FOREMAN
Distribution Line	7010	30.39		31.45	32.55	33.69
Transmission and Distribution Line	7030	30.78		31.86	32.97	34.13
Substation Maint. and Construction	7060	30.39		31.45	32.55	33.69
Hydro Maintenance	7020	27.48		28.44	29.44	30.47
Meter	7150	28.64		29.64	30.68	31.75
Area Hydro Operators	7160	26.88		27.82	28.79	29.80
Garage	7190	28.69		29.69	30.73	31.81

DISTRICT UTILITY WORKER
Utility Worker A	8500	23.57		24.39	25.25	26.13
Utility Worker B	8510	22.58		23.37	24.19	25.04
Utility Worker - Apprentice	TBD	20.18		20.89	21.62	22.37
Apprentice	TBD	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

POWER SYSTEM CONTROLLER
First Class	7900	31.60	0.25	32.96	34.12	35.31
Second Class	7910	25.90		26.80	27.74	28.71
Third Class	7920	23.67		24.50	25.36	26.24
Apprentice	7930	13.81		14.29	14.79	15.31
		20.33		21.04	21.78	22.54

DISTRICT DISPATCHER	7950	24.49		25.35	26.23	27.15

SERVICE DISPATCHER
First Class	7960	23.99		24.83	25.70	26.60
Second Class	7970	20.72		21.45	22.20	22.97
Third Class	7980	19.61		20.30	21.01	21.75
Apprentice	7990	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70
DISTRIBUTION LINEWORKER
Distribution Chief	7300	28.60		29.60	30.63	31.71
Distribution First Class	7310	26.52		27.44	28.41	29.40
Distribution Second Class	7320	22.61		23.41	24.23	25.07
Distribution Third Class	7330	21.02		21.76	22.52	23.31
Groundman Driver Digger Operator	7360	22.02		22.80	23.59	24.42
Distribution Apprentice Lineworker	7340	19.50		20.18	20.89	21.62

T&D LINEWORKER
T&D Chief	7400	28.99		30.01	31.06	32.14
T&D First Class	7410	26.91	0.50	28.37	29.36	30.39
T&D Second Class	7420	23.00		23.80	24.64	25.50
T&D Third Class	7430	21.42		22.17	22.95	23.75
T&D Apprentice Lineworker	7360	19.89		20.59	21.31	22.06
Apprentice	7340	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

MECHANIC-HYDRO MAINTENANCE AND CONSTRUCTION
Chief	7800	25.85		26.76	27.70	28.67
First Class	7820	23.99	1.25	26.12	27.04	27.99
Second Class	7830	22.36		23.14	23.95	24.79
Third Class	7840	20.99		21.72	22.48	23.27
Mechanic Helper	7850	19.12		19.79	20.48	21.19
Apprentice	7870	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

MAINTENANCE/RELIEF OPERATOR
Chief	8010	25.29		26.17	27.09	28.03
First Class	8020	23.47	1.20	25.54	26.43	27.36
Second Class	8030	20.64		21.36	22.11	22.88
Third Class	8040	19.61		20.30	21.01	21.75
Apprentice	8160	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

GAS TURBINE MAINTENANCE	8230	23.28		24.09	24.94	25.81

METER SHOP STOCKKEEPER
Chief Meter Stockkeeper	7550	23.38		24.20	25.05	25.92
Meter Shop Stockkeeper	7540	19.71		20.40	21.11	21.85
		20.99		21.72	22.48	23.27
Apprentice Meter Shop Stockkeeper	7530	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

METER TESTER
Senior Meter Technician	7560	26.13		27.05	28.00	28.97
Meter Technician	7570	24.39		25.25	26.13	27.05
First Class	7580	22.96		23.76	24.59	25.45
Second Class	7590	21.27		22.01	22.78	23.58
Third Class	7600	20.52		21.24	21.99	22.76
Apprentice	7610	13.81		14.29	14.79	15.31
		20.33		21.04	21.78	22.54
Meter Shop Utility Person	7620	22.20		22.98	23.78	24.61

METER READER INSTALLER
Meter Reader Installer (A)	8300	21.00	0.25	21.99	22.76	23.56
Meter Reader Installer (B)	8310	19.12		19.79	20.48	21.19
Apprentice	8320	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

ELECTRICAL MAINTENANCE AND CONSTRUCTION
Chief	7700	28.00		28.98	29.99	31.04
First Class	7710	25.99	0.60	27.52	28.48	29.48
Second Class	7720	22.61		23.41	24.23	25.07
Third Class	7730	20.99		21.72	22.48	23.27
Apprentice	7740	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

TRANSFORMER REPAIRER
First Class	8600	26.57		27.50	28.46	29.46
Second Class	8610	22.24		23.02	23.83	24.66
Third Class	8620	16.87		17.46	18.07	18.70
Apprentice	8630	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

STOCKKEEPER
Chief Stockkeeper	9010	23.38		24.20	25.05	25.92
Stockkeeper	9090	19.71		20.40	21.11	21.85
		20.99		21.72	22.48	23.27
First Class	9020	21.78		22.54	23.33	24.14
Second Class	9030	20.37		21.08	21.82	22.58
Apprentice	9040	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

TRANSPORTATION STOCKKEEPER
First Class	9050	21.78		22.54	23.33	24.14
Second Class	9060	19.78		20.47	21.19	21.93
Apprentice	9070	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

CHIEF MECHANIC (RUTLAND ONLY)	7810	26.91		27.85	28.83	29.84

GARAGE MECHANIC	7860	25.14	0.75	26.80	27.73	28.70

GARAGE PERSON
First Class	9110	23.88		24.71	25.58	26.47
Second Class	9120	20.80		21.53	22.29	23.07
Helper	9140	19.51		20.19	20.90	21.63
Apprentice	9100	14.20		14.70	15.21	15.74
		17.26		17.87	18.49	19.14

OVER THE ROAD DRIVER	9150	22.39		23.17	23.98	24.82
Apprentice	7500	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

HEAVY EQUIPMENT OPERATOR
First Class	7450	23.10		23.91	24.75	25.61
Second Class	7460	22.02		22.80	23.59	24.42
Third Class	7470	21.02		21.76	22.52	23.31
Over The Road Driver, Transmission	7480	22.39		23.17	23.98	24.82
Apprentice	7490	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

JANITOR	9220	16.09		16.66	17.24	17.84
		18.60		19.25	19.92	20.62
Apprentice	9230	13.81		14.29	14.79	15.31
		16.87		17.46	18.07	18.70

EXHIBIT B

DUES DEDUCTION AUTHORIZATION

             I hereby authorize and direct the Central Vermont Public Service Corporation to deduct from my pay, an amount equal to the dues, assessments and initiation fees in the amounts fixed in accordance with the By-Laws of Local Union 300 and the Constitution of the International Brotherhood of Electrical Workers and to pay same to said Local Union in accordance with the terms of the bargaining agreement between the employer and the Union.

             This authorization is voluntarily made in order to pay my fair share of the Union's cost of representing me for the purposes of collective bargaining, and this authorization is not conditioned on my present or future membership in the Union.

             This authorization shall be irrevocable for a period of one year from the date hereof, or until the termination date of said agreement, whichever occurs sooner, without regard to whether I am a member of the Union during that period, and I agree that this authorization shall be automatically renewed and irrevocable for successive periods of one year, unless revoked by written notice to you and the Union ten (10) days prior to the anniversary of this authorization. The payments covered by this authorization are not deductible as charitable contributions for federal income tax purposes.

Name (printed)                                                        Signature

Date:

FOR UNION FILE

DUES DEDUCTION AUTHORIZATION

             I hereby authorize and direct the Central Vermont Public Service Corporation to deduct from my pay, an amount equal to the dues, assessments and initiation fees in the amounts fixed in accordance with the By-Laws of Local Union 300 and the Constitution of the International Brotherhood of Electrical Workers and to pay same to said Local Union in accordance with the terms of the bargaining agreement between the employer and the Union.

             This authorization is voluntarily made in order to pay my fair share of the Union's cost of representing me for the purposes of collective bargaining, and this authorization is not conditioned on my present or future membership in the Union.

             This authorization shall be irrevocable for a period of one year from the date hereof, or until the termination date of said agreement, whichever occurs sooner, without regard to whether I am a member of the Union during that period, and I agree that this authorization shall be automatically renewed and irrevocable for successive periods of one year, unless revoked by written notice to you and the Union ten (10) days prior to the anniversary of this authorization. The payments covered by this authorization are not deductible as charitable contributions for federal income tax purposes.

Name (printed)                                                        Signature

Date:

FOR COMPANY FILE